Exhibit 10.1

RESTRICTED SHARE UNIT AWARD AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of September 15, 2021 (the “Effective Date”), by and between Trulieve Cannabis Corp. (“Trulieve”) and Kim Rivers (the “Employee” or “you”). Trulieve and Employee are individually referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS, the Company previously issued the Employee a warrant to purchase 2,811,159 shares (the “Warrants”), as evidenced by that certain Amended and Restated Warrant Agreement originally effective as of September 21, 2018 (the “Warrant Agreement”);

WHEREAS, FURTHER, the Board of Directors of the Company has determined that it is in the best interest of the Company to replace the Warrants with an award of restricted share units (“Restricted Share Units” or “RSUs”);

NOW, THEREFORE, it is agreed as follows:

1.

Grant of RSUs. Subject to the terms of this Agreement, and as replacement for the Warrants, the Company hereby grants to the Employee an award of 2,285,178 RSUs, which shall fully vested as of the date this Agreement is signed by the Employee (the “Vesting Date”). Each RSU corresponds in value to a single subordinate voting share of Company (“Share”).

2.

Cancellation of Warrants. Upon execution of this Agreement, and in accordance with Section 10 of the Warrant Agreement, the Warrant Agreement and any Warrants associated therewith are hereby terminated, cancelled and of no further effect. As consideration for the termination and cancellation of the Warrant Agreement and any Warrants associated therewith, the Company shall pay the Employee $2,500,000, subject to applicable withholding taxes.

3.

Form and Timing of Settlement of RSUs. Within sixty (60) days following the third anniversary of the Vesting Date, the Company will issue and deliver to you the number of Shares equal to the number of your RSUs.

4.

Delivery of Shares. Shares will be delivered to you in accordance with this Section; provided, however, the Company shall not be obligated to deliver Shares to you if (a) you have not satisfied all applicable tax withholding obligations; or (b) the Company determines that the delivery of Shares would violate any federal or state securities or other applicable laws (in which case the Company, and subject to clause 3(a), will pay you the cash equivalent value based on the closing price of a Share on the public exchange on which the Shares are traded on the third anniversary of the Vesting Date (or if the third anniversary of the Vesting Date is a date on which the Shares are not traded, based on the closing price on the last date immediately preceding the third anniversary of the Vesting Date on which the Shares were traded)). Shares will be delivered to you by book-entry credit to an account in your name established by the Company with the Company’s transfer agent. You shall not acquire or have any rights as a shareholder of the Company with respect to the Shares until Shares issuable hereunder are actually issued and delivered to you in accordance with the Agreement.

5.	Tax Withholding Obligations.

a.

Upon the Vesting Date, you hereby authorize withholding from payroll and any other amounts payable to you by the Company, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations (“Withholding Obligations”) of the Company, if any, which arise in connection with the vesting of your RSUs.

b.

At the time your RSUs are settled, you hereby authorize withholding from payroll and any other amounts payable to you by the Company, and otherwise agree to make adequate provision for, any additional Withholding Obligations of the Company not satisfied pursuant to Section 5(a), if any, which arise in connection with the settlement of your RSUs.

c.

Any applicable withholding taxes relating to the RSUs may be paid by methods permitted by the Company from time to time, which may include without limitation: (1) a cash payment; (2) tendering (either actually or by attestation) subordinate voting shares owned by the Employee (for any minimum period of time that the Company, in its discretion, may specify), valued at the fair market value at the time of exercise; (3) arranging to have the appropriate number Shares issuable upon the vesting or settlement of the RSUs withheld or sold; or (4) a combination of the above.

6.

Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the RSUs or its other compensation programs in a manner that minimizes your tax liabilities. Notwithstanding the foregoing, the Company shall indemnify you for any tax liabilities arising solely from the replacement of the Warrants with the RSUs, specifically including any tax liabilities or penalties arising under Section 409A of the Internal Revenue Code. Such indemnity shall not include indemnification of income or withholding taxes related to the compensatory amount of the RSUs applicable without regard to the replacement of the Warrants with the RSUs.

7.

Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding Shares and, on the record date for such dividend, you hold RSUs granted pursuant to this Agreement that have not been settled, the Company shall credit to an account maintained by the Company for your benefit an amount equal to the cash dividends you would have received if you were the holder of record, as of such record date, of the number of Shares related to the portion of the RSUs that have not been settled or forfeited as of such record date (the “Dividend Equivalent” or “DER”). Such account is intended to constitute an “unfunded” account, and neither this Section nor any action taken pursuant to or in accordance with this Section shall be construed to create a trust of any kind. You shall not be entitled to receive any interest with respect to the timing of payment of DERs.

8.

Transferability. Your RSUs may not be sold, transferred, pledged, assigned, exchanged, encumbered, or otherwise alienated or hypothecated, except (i) by will or by the laws of descent and distribution; (ii) to the extent permitted by the Company in its sole discretion; (iii) pursuant to a domestic relations order; or (iv) in connection with any estate planning arrangement.

9.

Beneficiary Designation. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of your death before you receive any or all of such benefit. Each such designation shall revoke all prior designations by you, shall be in a form prescribed by the Company, and will be effective only when filed by you in writing with the Secretary of the Company during your lifetime. In the absence of any such designation, benefits remaining unpaid at the time of your death shall be paid to your estate.

10.

Securities Laws. This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Company determines are advisable. You agree to take all steps that the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising your rights under this Agreement. The Company may impose such restrictions on any Shares acquired by you under the Agreement as it may deem necessary or advisable, under applicable federal securities laws, the requirements of any stock exchange or market upon which such Shares are then listed or traded or any blue sky or state securities laws applicable to such Shares.

11.	No Right to Continued Employment or Further Awards.

a.

This Agreement shall not (i) alter your status as an “at-will” employee of the Company; (ii) be construed as giving you any right to continue in the employ of the Company; or (iii) be construed as giving you any right to be reemployed by the Company following your termination of employment.

b.

The Company, in its sole discretion, has granted your RSUs. This Agreement does not confer to you any right or entitlement to receive another grant of RSUs, or any other similar award at any time in the future or in respect of any future period. Your RSU grant does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of your compensation.

12.

Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered United States mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Trulieve Cannabis Corp.

3494 Martin Hurst Road

Tallahassee, Florida 32312

Attn: Legal Department

If to the Employee:

At the last address you provided to the Company.

13.	General Provisions.

a.

Headings. The headings preceding the text of the sections this Agreement are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

b.	Severability. If any provision of this Agreement is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible,

to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the provisions of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

c.

Governing Documents. This Agreement constitutes the entire understanding between you and the Company regarding the RSUs and the Warrants. Any prior agreements, commitments or negotiations concerning the RSUs or the Warrants are superseded.

d.

Binding on Parties. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns. No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by, a duly authorized representative of the Party against which the amendment, change, waiver, or discharge is sought to be enforced.

e.	Applicable Law. This Agreement shall be governed, construed, interpreted, and administered solely in accordance with the laws of Florida, without regard to principles of conflicts of law.

f.	Survival. Any provision of this Agreement that contemplates performance or observance after the expiration or termination hereof shall survive the expiration or termination of this Agreement.

g.

Electronic Signatures. Each party agrees that the electronic signatures of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures.

h.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed an original and all of which will constitute the same agreement.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date indicated above.

Employee	TrulieveCannabis Corp.

/s/ Kim Rivers	/s/ Eric Powers
Kim Rivers	Eric Powers
Its Secretary